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                                                     Exhibit 15.1





August 5, 1997

To the Board of Directors and
Shareholders of
First Western Bancorp, Inc.
New Castle, Pennsylvania 16103


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the periods ended June 30, 1997 and 1996, as indicated in our report dated July 15, 1997, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in the Registration Statements of First
Western Bancorp, Inc. on Form S-8 (No. 33-46923) for the First Western Bancorp, Inc. 401(k) Profit-Sharing and Stock Bonus Plan, on Forms S-8 (Nos. 33-00528 and 33-50372) for the First Western Bancorp, Inc. Incentive Stock Option
Plan for Key Employees, Form S-3 (No. 33-40596) for the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan, and on
Form S-4 (No. 33-29387) for the First Western Capital Trust I.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania